Exhibit 99.1

Arcimoto Announces Second Quarter 2022 Financial Results and Provides Corporate Update

EUGENE, Ore., August 15, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles for moving people and stuff, today provided a corporate update and announced financial results for the second quarter ended June 30, 2022.

Arcimoto will host a stakeholder and analyst webinar today to discuss the company’s results followed by an investor Q&A powered by Say. To view the webcast use the link below:

Arcimoto, Inc. Second Quarter 2022 Corporate Update

Date: Monday, August 15

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us06web.zoom.us/webinar/register/WN_qPl1haqvSJKawxYz_8tKHA

Second Quarter 2022 and Recent Company Highlights

●	Produced 102 new customer vehicles, the highest vehicle production quarter in Arcimoto’s history.
●	Delivered 41 customer vehicles, deployed 4 vehicles into fixed assets for marketing, deployed 20 vehicles into rental operations and increased finished goods inventory from 18 to 55 vehicles.
●	Produced 20 rental vehicles. The rental program now totals 98 rental vehicles across 11 Arcimoto rental and partner rental locations in 5 states.
●	Tilting Motor Works produced 40 TRiO three-wheel conversion kits and completed delivery of 35 TRiO kits to customers, the highest production quarter in Tilting Motor Works history.
●	Announced new officer appointments to the team, adding invaluable expertise in scale production, market adoption, business management and logistics, and global supply chain management.
o	Dwayne Lum, Chief Product Officer
o	Lynn Yeager, Chief Experience Officer
o	Ray Nichols, Chief Business Support Officer
o	Chad Boardrow, Chief Supply Chain Officer
●	Raised a total of $21.1 million, $16.4 million via the sale of equity on the ATM, $4.5 million via a long-term convertible note with Ducera Investments LLC dated April 25, 2022, and the balance from equipment financing and options exercises.
●	Welcomed favorable new legislation.
o	Alabama bill HB 37, Utah bill HB391, and New York bill A7192A/S6335 bring those states in line with other states that do not require a motorcycle license to operate an autocycle such as those built by Arcimoto.
o	Maryland passed Clean Cars Act of 2022, renewing EV tax credits and allowing three-wheeled autocycles to be operated without a motorcycle license.

●	Announced Deliverator pilot program with JOCO for last-mile delivery in Manhattan, New York. Said Johnny Cohen, CEO of JOCO: “Doing a pilot with the Arcimoto Deliverator just made good sense. The Deliverator is a logical extension to our fleet and we are pleased to introduce this innovative, safe and environmentally friendly vehicle to our customers and the people of New York City!”

●	Collaborated with Cable Car Wine Tours to launch the first all-electric wine country tours in Temecula Valley.
●	Began accepting vehicle reservations from customers in Hawai’i, the seventh state in Arcimoto’s nationwide expansion plan. The opening of Arcimoto Honolulu, the company’s first experience center in the state, is expected to open on August 20. Hawai’i customer deliveries are expected to begin in Q1 2023. Arcimoto vehicles are currently available in California, Oregon, Washington, Nevada, Arizona, and Florida.
●	Entered into an agreement with FreedomRoad Financial, a loan production office of Evergreen Bank Group, to provide consumers with vehicle financing for Arcimoto’s family of EVs.
●	Unveiled the 4th Generation Prototype of the Mean Lean Machine, an all-electric tilting E-trike, at a team event. New iteration of the Mean Lean Machine features major improvements in the suspension, the first packaging study of Arcimoto’s MicroFutureDrive, and carbon-fiber wheels.
●	Revealed the beta version of Torque Vectoring software upgrade intended to improve traction and make steering at low speeds much easier. Arcimoto aims to roll the software upgrade out to existing customers before year-end.

Management Commentary

“As the newly appointed Interim CEO, it’s an honor to lead this amazing organization, and I believe Arcimoto has the team in place to effectively lead the way in the manufacturing of rightsized EVs,” said Jesse Fittipaldi, Interim CEO. “As our new Chief Vision Officer, our Founder Mark Frohnmayer is in a position to do what he does best: to be a transportation visionary. Before Arcimoto, three-wheel EVs were almost unheard of. It was Mark who built Arcimoto from the ground up, starting with a napkin sketch and a dream to build a smarter, smaller, rightsized tool for the job of daily driving. As CVO, Mark will remain Chairman of the Board, and we look forward to his continuing guidance as the world moves forward into an entirely new transportation landscape over the coming decades.

“Looking back at the second quarter, we saw encouraging progress on several fronts. Our team recently achieved a production rate of six vehicles per day, which represents an annual run-rate of 1,200 vehicles per year. Though we achieved our highest production quarter to date, we continue to generate negative gross profit as we remain in the early phases of our production curve. We expect gross profit to improve as we continue to scale our production volume and implement key cost-down initiatives. As we ramp production, we have deployed a comprehensive marketing and sales strategy to meet our production cadence. These initiatives are laying the groundwork for future sales.

“Our next steps are to scale our production volume, reduce the cost of our products, and validate our factory design and automation strategy in order to accelerate sales growth and achieve profitability. In the long-term, we intend to leverage our replicable production model to expand manufacturing capabilities in other communities across the world. This is how we make a difference.

“As with many of our peers in the vehicle manufacturing space, we have faced various supply chain headwinds in 2022, including micro chip shortages, that have created bottlenecks in production. Due to this uncertainty, we will not meet our prior full year production guidance. We are not providing further guidance at this time.

“More important than the aggregate number of vehicles produced while we remain at a gross margin deficit, is that we plan to reach the production rate of 12 vehicles a day by the end of the year, representing an annual run-rate of 2,400 vehicles per year. Focusing on making and selling more product is how we plan to achieve volume pricing on materials and reach profitability. We face the same challenges as most American manufacturers, but we have a firm grasp around the key issues and our team has a clear plan to address these challenges.

“This is an exciting moment, a turning point in the history of Arcimoto as we transition from startup to large-scale vehicle manufacturer. I have full confidence in our amazing leaders and team as we deliver exceptional products and maximize value for our shareholders as we work together to achieve our mission.”

Second Quarter 2022 Financial Results

Total revenues for the second quarter of 2022 increased 109% to $1,499 thousand as compared to $717 thousand in the second quarter of 2021.

The Company incurred a net loss of approximately $17.4 million or ($0.44) per share, in the second quarter of 2022 compared with a net loss of $8.2 million or ($0.23) per share, for the same prior-year period.

The Company had $65.6 million in total assets, $5.0 million in cash and cash equivalents, and $22.5 million in total liabilities as of June 30, 2022.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

investor@arcimoto.com